EXHIBIT 10.2

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 10th day of July, 2000, by and among Avatar Systems, Inc., a Texas corporation (the "Company"), Merchant Capital Holdings, Limited, a British Virgin Islands company ("MCH") and its affiliate, First Merchants Capital Limited, a company incorporated in England and Wales ("Consultant").

                                R E C I T A L S:

         The Company was introduced by Geoffrey Dart, a director of the Consultant to Cybertec Holdings Plc ("Cybertec"), who is purchasing 1.6 million shares of the Company's common stock for $1.6 million pursuant to that certain Stock Purchase Agreement (the "Stock Agreement") dated of even date herewith between the Company and Cybertec.

         The Company desires to compensate Consultant for its assistance to the Company in finding a purchaser of the 1.6 million shares of common stock of the Company and to retain Consultant to provide the services described herein, and Consultant desires to be retained pursuant to the terms of this Agreement.

         Consultant shall, as a consultant to the Company, have access to confidential information in which the Company and its affiliates or its customers or suppliers have a proprietary interest.

         In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Services. Consultant is hereby retained to serve as a consultant to the Company to provide the Services set forth in Exhibit I hereto (the "Services"). Consultant shall provide the Services to the Company as and when requested by the Company.

                  2. Term. The term of this Agreement shall commence on the date hereof and shall continue, unless earlier terminated pursuant to
         Section 7 below, for a period of one (1) year (the "Term"). The term may be renewed for one additional one-year term with the approval of the Board of Directors of the Company and Consultant under the same provisions as herein stated, except that there will be no additional payments pursuant to Section 3(a) herein upon renewal.

                  3. Compensation. As compensation for rendering the Service during the Term, Consultant shall be entitled to receive from the Company the following compensation:

                           (a) A one-time  payment of $15,000 upon  execution by
                  the parties of this Agreement.

                           (b) An annual fee of $60,000 payable to Consultant in
                  twelve (12) monthly payments of $5,000 ("Base Compensation"). The first such payment being due August 1, 2000 and continuing on the 1st of each succeeding month for the Term of this Agreement until the Base Compensation is paid to Consultant.

Consulting Agreement-Page 1

                           (c) Upon  execution of this Agreement by the parties,
                  the Company shall issue and deliver to MCH a five-year warrant to purchase two million shares of the Company's common stock at an exercise price of $1.00 per share (the "MCH Warrant") in substantially the same form as attached as Exhibit "D" to the Stock Agreement.

                           The  compensation set forth in this Section 3 will be
                  the sole compensation payable to Consultant and MCH and the sole issuance of a warrant for performing the Services and no additional compensation, fee or issuance will be payable by the Company to Consultant or MCH by reason of any benefit gained by the Company directly or indirectly through Consultant's performing the Services, nor shall the Company be liable in any way for any additional compensation, fee or issuance for performing the Services unless the Company shall have expressly agreed thereto in writing. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to withhold from such compensation such amounts as are necessary to comply with U.S. tax laws as reasonably determined by counsel for the Company. The Company shall have no obligation to reimburse Consultant, MCH, or both, for any expenses incurred pursuant to this Agreement.

         4. Independent Contractor Status. In all matters relating to this Agreement, Consultant shall be acting as an independent contractor. MCH may assist the Consultant with providing the Services hereunder and shall be compensated by Consultant, if applicable. Neither Consultant nor any employee, agent or affiliate of Consultant is an employee of the Company under the meaning or application of any federal or state unemployment or insurance laws or worker's compensation laws, or otherwise. Consultant shall assume all liabilities or obligations imposed by any of such laws with respect to employees or affiliates of Consultant in the performance of this Agreement as shall be identified and agreed upon, in writing, between the Company and Consultant. Consultant shall pay timely all local, state, and federal taxes arising from payments made to Consultant for the Services provided hereunder and shall prepare and file all required U.S. tax returns, including, without limitation, income, self-employment, and other taxes attributable to payments hereunder. The Company shall not provide Consultant with insurance of any kind in connection with the Services to be provided hereunder. Consultant shall not have any authority to assume or create any obligation, express or implied, on behalf of the Company, except as may be requested or required by the Company for the performance of Consultant's duties and Services. Consultant shall have no authority to represent itself or any of its employees, officers and directors, shareholders or affiliates as an agent, employee, or in any other capacity of the Company, except as may be requested or required by the Company, for the performance of Consultant's duties and Services.

         Consultant acknowledges that, as an independent contractor to the Company, neither it nor any of its employees, officers, directors, shareholders or affiliates are entitled to participation in, coverage under, or benefits from the Company or any of its employee benefit plan funds, programs or arrangements sponsored or maintained by the Company for its employees. In the event Consultant's and its employees, directors, officers, shareholders or affiliates' relationship with the Company is determined to be as an "employee" of the Company rather than as an independent contractor to the Company, Consultant expressly waives and declines, from the date hereof, participation in, coverage under, or benefits from the Company or any of its employee benefit plans, funds, programs or arrangements sponsored or maintained by the Company for its employees.

Consulting Agreement-Page 2

         5. Ownership of Work Product.

                  (a) The Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant or any employee, agent, or affiliate of Consultant, including MCH, during the term of this Agreement that relate to the subject matter of, or arise out of, the Services performed by Consultant or any employee, agent, or affiliate of Consultant, including MCH, for the Company (collectively, "Inventions") and Consultant and any employee, agent, or affiliate of Consultant, including MCH, will promptly disclose and provide all Inventions to the Company. All Inventions are "works made for hire" to the extent allowed by law and, in addition, Consultant and any employee, agent, or affiliate of Consultant, including MCH, hereby make all assignments necessary to accomplish the foregoing ownership.

                  (b) To the extent such  Inventions are not deemed to be "works made for hire," Consultant and any employee, agent, or affiliate of Consultant, including MCH, hereby assign to the Company all intellectual and industrial property rights of any sort throughout the world in and to the Inventions without further compensation. If Consultant or any employee, agent, or affiliate of Consultant has any rights to the Inventions that cannot be assigned to the Company,
         Consultant and any employee, agent, or affiliate of Consultant, including MCH, unconditionally and irrevocably waives the enforcement of such rights, and if such rights cannot be waived, Consultant and any employee, agent, or affiliate of Consultant, including MCH, hereby grant to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights of sublicense through one or more levels of subcustomers, to use, reproduce, create derivative works of, distribute, publicly distribute, publicly perform and publicly display such rights by all means now known or later developed. The Company hereby acknowledges and agrees, however, that the Inventions shall not include any Consultant owned proprietary program, or any part thereof, or to the ideas, concepts, know-how or techniques employed by Consultant in performing the work and delivering the Inventions to the Company, or to any modifications of or enhancements to such Consultant owned proprietary programs; provided, however, if and to the extent any proprietary information or material of Consultant or any employee, agent, or affiliate of Consultant, is embodied in any Invention, Consultant and any employee, agent, or affiliate of Consultant, including MCH, hereby grant the Company a irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights of sublicense through one or more levels of subcustomers, to use, reproduce, create derivative works of, distribute, publicly distribute, publicly perform and publicly display such proprietary information or material by all means now known or later developed in conjunction with the Invention.

Consulting Agreement-Page 3

                  (c) To the extent allowed by law, Section 5(a) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like. To the extent Consultant or any employee, agent, or affiliate of Consultant, including MCH, retains any such moral rights under applicable law, Consultant and any employee, agent, or affiliate of Consultant, including MCH, hereby ratify and consent to, and provide all necessary ratifications and consents to, any action that may be taken with respect to such moral rights by or authorized by the Company. Consultant and any employee, agent, or affiliate of Consultant, including MCH, agree not to assert any moral rights with respect to the Inventions. Consultant and any employee, agent, or affiliate of Consultant, including MCH, will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

                  (d) To the extent any of the foregoing is ineffective under applicable law, Consultant and MCH, if applicable, hereby provide any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant and MCH, if applicable, shall further assist the Company to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant and MCH hereby irrevocably designate and appoint the Company as its agents and attorneys-in-fact to act for and in Consultant's or MCH's behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

         6. Non-Disclosure of Confidential Information.

                  (a)  Consultant  and MCH hereby agree that  Consultant and MCH currently have and may acquire in the future valuable confidential information concerning the business of the Company or its successors and assigns, including, but not limited to, inventions, patents, technologies, developments, products, processes, customers, suppliers, vendors, discoveries, trade secrets, customer lists, property owner lists, sales techniques, financial information, sales literature, canvassing or solicitation techniques, instruction manuals, business plans, presentation information, information systems, suppliers, developed or utilized promotional materials, operating policies, rules of conduct, note books, reports, data, records and other information, whether considered confidential or not. Consultant and MCH agree not to, directly or indirectly, use, disclose, permit disclosure of, or reveal to any person, firm, or corporation, or take from the premises of the Company, at any time any Confidential and Proprietary Information (including, but not limited to, computer programs) except as may be necessary for performance of Consultant's duties and Services hereunder and with the written consent of the Company. Consultant and MCH acknowledge that all such documents and information are, at all times, the property of the Company and constitute trade secrets and proprietary information and property belonging to the Company.

                  The parties expressly understand, acknowledge, agree, and stipulate that any and all of the information described in the immediately preceding paragraph shall constitute "Confidential and Proprietary Information" for all purposes of this Agreement.

Consulting Agreement-Page 4

                  (b) Notwithstanding the right to cure defaults under this Agreement, Consultant and MCH understand and recognize that breach of this Agreement by them may cause immediate and irreparable harm to the legitimate business interests of the Company, not necessarily or readily compensable by ascertainable money damages. Consultant and MCH agree that in the event it is determined by a court of competent jurisdiction that they have individually or jointly violated or breached any of the covenants, conditions, or terms of this Agreement, the Company shall have the right in accordance with the Texas rules of civil procedure to obtain injunctive relief against Consultant or MCH or both restraining and enjoining one or both from breaching or violating or further breaching or violating this Agreement. Such injunctive relief shall be in addition to the right of the Company to seek damages for any such breach or violation of this Agreement, to recover all costs thus expended, including reasonable attorneys' fees, and to obtain all other relief, whether legal, equitable, or both, to which the Company may be entitled.

         7. Termination. This Agreement and the consulting relationship created hereby shall terminate upon the earlier to occur of any of the following events:

                  (a) The expiration of the Term of this Agreement as set forth in Section 2 above;

                  (b) Agreement by written instrument executed by each of the parties hereto;

                  (c) A material breach by Consultant or by MCH of Section 6 of this Agreement that remains uncured thirty (30) days after written notice of such breach by the Company to Consultant or to MCH or to both; or

                  (d) A material breach by Consultant or by MCH or by both of this Agreement (including but not limited to the refusal or inability of Consultant to provide the Services) that remains uncured thirty (30) days after written notice of such breach by the Company to Consultant or to MCH or to both.

                  If this Agreement is terminated for any reason, all Base Compensation due and payable to such termination date shall be paid to Consultant within thirty (30) days of such termination. The Company, Consultant and MCH further acknowledge and agree that the termination of this Agreement pursuant to Section 7(c) and (d), shall have no affect on the enforceability of the Non-Disclosure of Confidential and Proprietary Information provisions of this Agreement. In all other events, termination of this Agreement and/or default by the Company of any of the terms of this Agreements voids Consultant's and MCH's obligations pursuant to the Non-Disclosure of Confidential and Proprietary Information.

         8. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by facsimile transmission, courier service, overnight delivery service or by mail, registered or certified, postage prepaid with return receipt requested, as follows:

Consulting Agreement-Page 5

         If to the Company:         Avatar System, Inc.
                                    5728 LBJ Freeway, Suite 270
                                    Dallas, Texas 75240
                                    Attention: Robert C. Shreve, Jr., President
                                    Fax:  972-720-1900

         with a copy to:            Paul Wehrmann, Esq.
                                    Haynes and Boone LLP
                                    1600 N. Collins, Suite 2000
                                    Richardson, Texas 75080
                                    Fax:  972-692-9064

         If to Consultant:          First Merchant Capital Limited
                                    133 Ebury Street
                                    London ENGLAND
                                    SW1W9QU
                                    Fax: 011-44-207-7305

         If to MCH:                 Merchant Capital Holdings Limited
                                    Trident Chambers
                                    Wickham Cay.
                                    P.O. Box 146
                                    Roadtown, Tontola BVI
                                    Fax:  011-44-207-7305

                                    with a copy to:   Richard B. Goodner
                                    Jackson Walker L.L.P.
                                    901 Main Street, Suite 6000
                                    Dallas, Texas 75021
                                    Fax:  214-953-5822

         Notices delivered personally or by facsimile transmission, courier service or overnight delivery shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after the date of mailing.

         9. Entire Agreement. This Agreement, the Investors' Rights Agreement and Shareholders' Agreement included as part of the Stock Agreement, and the MCH Warrant contain the entire agreement of the parties hereto and supersede all prior agreements and understandings, oral or written between the parties hereto. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

         10. Governing Law. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES, AND VENUE SHALL BE IN THE COURTS OF DALLAS COUNTY, TEXAS.

Consulting Agreement-Page 6

         11. Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Company, Consultant and MCH, and their respective heirs, personal representatives, successors and assigns. The Company, Consultant and MCH shall have the right to assign this Agreement to any affiliate or to their respective successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's, Consultant's or MCH's assets or all of their stock, or with which the Company, Consultant or MCH merges or consolidates.

         12. Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

         13. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

         14. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         15. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

         16. Other Obligations. Consultant and MCH represent and warrant that each is not subject to any agreement which would be violated or breached as a direct or indirect result of Consultant or MCH executing this Agreement.

         17. Affiliate. An "affiliate" of any party hereto shall mean any person controlling, controlled by or under common control with such party.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

Consulting Agreement-Page 7

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                    AVATAR SYSTEMS, INC.


                            By: /s/ Robert Charles Shreve, Jr.
                               -------------------------------------------------
                               Robert Charles Shreve, Jr., President


                            MERCHANTS CAPITAL HOLDINGS LIMITED.


                            By:/s/ Geoffrey Dart
                               -------------------------------------------------
                               Geoffrey Dart, Director


                            FIRST MERCHANT CAPITAL LIMITED


                            By:/s/ Geoffrey Dart
                               -------------------------------------------------
                               Geoffrey Dart, Director

Consulting Agreement-Page 8

                                    EXHIBIT I

Services:

Financial and business consulting services as requested by the Company.

Development of new business relationships as requested by the Company.

Assist the Company and Cybertec with locating a U.S. non-operating public company (the "Public Company") which will acquire the Company or into which the Company will merge upon terms agreed to by the Company and its Board of Directors and shareholders, if required. Such duties may include conducting a due diligence investigation of the Public Company as may be required by the Company. Additionally, Consultant shall assist the Company with securing an underwriter or investment banker for a public offering of securities of the Company.

Consulting Agreement-Page 9